Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Board of Directors Names President and Chief Executive Officer R. Daniel Brdar to the Additional Post of Chairman

John Rolls appointed Lead Independent Director

DANBURY, Conn. -- Jan. 11, 2007 - FuelCell Energy, Inc. (NasdaqNM:FCEL) announced that its Board of Directors elected President and Chief Executive Officer R. Daniel Brdar to the additional post of Chairman, effective January 12, 2007. As Chairman, he succeeds Jerry D. Leitman, who will step down from the Board and his role as strategic advisor as part of this transition.

The Board also established the role of Lead Independent Director and appointed John Rolls to the position. Mr. Rolls has been a member of the Board since 2000 and is the CEO of Thermion Systems International. Mr. Rolls was previously President and Chief Executive Officer of Deutsche Bank North America, Executive Vice President and Chief Financial Officer for United Technologies Corp and Senior Vice President and Chief Financial Officer of RCA Corporation.

“I am pleased that Dan will be assuming the role of Chairman, representing the continuation of our executive succession planning. Dan’s strong leadership, execution, and energy make him the right leader for the company and its talented employees,” said Mr. Leitman.

“Our decision to elect Dan Chairman reflects the Board’s confidence in his leadership and strategic vision for the Company. I am pleased to accept the role of Lead Independent Director, which underscores the Company’s continued commitments to good corporate governance,” said Mr. Rolls.

“I would like to thank Jerry for his achievements during the last ten years and for his support. I appreciate this opportunity to lead a great company offering innovative products at a time of greater global demand for alternative energy solutions, and I look forward to delivering increasing value to FuelCell’s customers and shareholders,” said Mr. Brdar.

About FuelCell Energy
FuelCell Energy develops and markets ultra-clean power plants that generate electricity with up to twice the efficiency of conventional fossil fuel plants and with virtually no air pollution. Fuel cells produce base load electricity giving commercial and industrial customers greater control over their power generation economics, reliability and emissions. Emerging state, federal and international regulations to reduce harmful greenhouse gas emissions consider fuel cell power plants in the same environmentally friendly category as wind and solar energy sources -- with the added advantages of running 24 hours a day and the capacity to be installed where wind turbines or solar panels often cannot. Headquartered in Danbury, Conn., FuelCell Energy services over 50 power plant sites around the globe that have generated more than 150 million kilowatt hours, and conducts R&D on next-generation fuel cell technologies to meet the world’s ever-increasing demand for ultra-clean distributed energy. For more information on the company, its products and its worldwide commercial distribution alliances, please see www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

# # # #